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[NEWS RELEASE LOGO]                                  [TENNECO AUTOMOTIVE LOGO]


    For Immediate Release


    Contacts:       Jane Ostrander
                    Media Relations
                    847 482-5607
                    jane.ostrander@tenneco-automotive.com
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                    Leslie Hunziker
                    Investor Relations
                    847 482-5042
                    leslie.hunziker@tenneco-automotive.com
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  TENNECO AUTOMOTIVE ANNOUNCES RESULTS OF ITS 2003 ANNUAL STOCKHOLDER MEETING

LAKE FOREST, ILLINOIS, MAY 14, 2003 - Tenneco Automotive (NYSE: TEN) announced at its annual meeting yesterday that the company's stockholders re-elected Charles W. Cramb, M. Kathryn Eickhoff, Mark P. Frissora, Frank E. Macher, Sir David Plastow, Roger B. Porter, David B. Price, Jr., Dennis G. Severance and Paul T. Stecko to the company's board of directors. The directors have been re-elected to serve for a term expiring at the 2004 annual meeting of stockholders.

Stockholders also ratified the appointment of Deloitte & Touche LLP as independent public accountants for 2003; and approved a proposal to amend the Tenneco Automotive, Inc. 2002 Long-Term Incentive Plan to increase the shares of the company's common stock available for delivery under the plan.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.